Exhibit 10.16

May 11, 2004

Mr. Thomas J. Sauer

Vice President and

Chief Financial Officer

McGrath RentCorp

5700 Las Positas Road

Livermore, CA 94550

Re: $5,000,000.00 Committed Credit Facility

Dear Mr. Sauer:

Union Bank of California, N.A. (“Bank”) is pleased to offer McGrath RentCorp, a California corporation (“Borrower”) a committed credit facility (“Facility”) under which the Bank will make advances to the Borrower from time to time up to and including July 2, 2007, not to exceed at any time the maximum principal amount of Five Million Dollars ($5,000,000.00), to be governed by the terms of the enclosed Credit Line Note (“Credit Line Note”) in favor of Bank, and subject to the conditions and agreements set forth below.

1. This Facility is made available only in connection with Borrower’s use of the Bank’s sweep service for management of its checking account balances (“Sweep Service”). Therefore, this Facility shall commence on the date (“Effective Date”) Borrower becomes a Sweep Service customer and this Facility shall terminate, if not earlier terminated, on the date Borrower ceases to continue as a Sweep Service customer. Upon such termination Bank shall have no further obligation to fund advances under this Facility, and all amounts owing under the Credit Line Note shall become immediately due and payable.

2. As provided in the Credit Line Note, the occurrence of an Event of Default under the Multibank Agreement shall be a default under this Facility. The term “Multibank Agreement” as used herein means that certain Third Amended and Restated Credit Agreement dated as of May 7, 2004, by and among Borrower, Bank, U.S. Bank National Association, Bank of America, N.A., Comerica Bank—California, and Wells Fargo Bank, N.A. and shall include any amendments thereto as are consented to by Bank as set forth herein. Each capitalized term not otherwise defined herein shall have the meaning set forth in the Multibank Agreement.

3. Borrower shall comply with, and repeats as if fully set forth herein as of the date hereof, all of the representations, covenants and obligations of Borrower set forth under Articles 6, 7, 8 and 11 (and including any definitions and related provisions) of the Multibank Agreement. In the event the Multibank Agreement terminates or expires prior to the termination or expiration of this Facility, the foregoing representations, covenants and obligations of Borrower shall nevertheless survive as between Borrower and Bank with respect to this Facility and shall continue in effect until this Facility terminates or expires. No amendment or waiver of any provision of the Multibank Agreement after the date hereof shall be effective with respect to this Facility unless the Bank consents thereto in writing.

4. Borrower acknowledges that any amount outstanding under the Credit Line Note is included within the definition of “Debt” and “Outside Debt” under the Agreement.

5. Borrower shall pay to Bank a non-refundable commitment fee for this Facility for the period of time during which this Facility is available. Such fee shall be payable in arrears in quarterly installments on the last day of each March, June, September, and December, and on the last day this Facility is available, to be computed at the rate per annum equal to 0.125% on the average unused amount of the Facility during such period.

6. This Facility letter will be governed by the laws of the State of California.

Enclosed is the original Credit Line Note and a copy of the this Facility letter together with an Authorization to Pay Proceeds of Note and Loan Disbursement Instructions, and any other contract, instrument or document Bank requires to be executed and delivered in connection with this Facility (each a “Loan Document”). The Borrower’s executing the Loan Documents and returning them to Bank together with an appropriate corporate resolution and incumbency certificate acceptable to Bank constitutes its agreement to the terms and conditions of this Facility.

BORROWER AND BANK HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS FACILITY LETTER, THE CREDIT LINE NOTE OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND ANY SUCH CLAIM, DEMAND ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. BORROWER OR BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THIS CONSENT OF BORROWER AND BANK TO WAIVE THEIR RIGHT TO TRIAL BY JURY.

This offer expires on May 31, 2004 unless the executed Loan Documents are returned to the Bank by then. If the Effective Date has not occurred by May 31, 2004 this Facility letter and the Credit Line Note shall terminate and be of no further force and effect on such date.

We look forward to continuing to serve you.

Yours truly,

Union Bank of California, N. A.

By:	/s/ Henry G. Montgomery III
Henry G. Montgomery III
Vice President

ACCEPTED AND AGREED:
MCGRATH RENTCORP, a
California Corporation

By:	/s/ Thomas J. Sauer
Thomas J. Sauer
Vice President and Chief
Financial Officer

Date: May 13, 2004